July 17, 2006

The Student Loan Corporation Announces
Second Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $101.8 million ($5.09 basic earnings per share) for the second quarter of 2006, an increase of $20.9 million (26%) compared to net income of $80.9 million ($4.05 basic earnings per share) for the same period of 2005. The increase in net income is primarily attributable to a gain on sale of $42.3 million (after tax) relating to the second quarter 2006 securitization of $2.2 billion in student loans, which was $13.0 million (after tax) higher than the second quarter 2005 securitization. In addition, other gains on loan sales were $8.1 million (after tax) higher than the second quarter 2005 while fee and other income increased $14.2 million (after tax) over the comparable 2005 period. These increases were partially offset by a $9.8 million (after tax) reduction in floor income compared to the same quarter of 2005.

During the twelve month period ending June 30, 2006, the Company’s managed student loan portfolio grew by $2.6 billion (9%) to $32.1 billion. The managed portfolio includes $24.7 billion of Company owned loan assets, which decreased by $1.4 billion (5%) from June 30, 2005 as growth in loan disbursements and purchases only partially offset securitization activity. The 2006 second quarter disbursements were composed of FFELP Stafford and PLUS disbursements of $491 million, up $96 million (24%). The disbursements also included new CitiAssist Loan commitments of $162 million, up $22 million (16%) compared to the same period last year. Secondary market and other loan procurement activities contributed approximately $1,220 million of FFELP loans to the Company’s student loan portfolio during the second quarter of 2006. Approximately 89% of this secondary market and other loan procurement volume was composed of FFELP Consolidation Loans.

The Company’s total revenue of $206.7 million for the second quarter of 2006 was $43.3 million (27%) higher than the $163.3 million reported for the same period of 2005. This was mainly attributable to increased gains of $21.3 million (pretax) on securitized loans and to higher fee and other income, which increased by $23.2 million (pretax). The $23.2 million increase was primarily the result of $8.4 million in derivative revaluations, and lower impairment and valuation adjustments of $7.6 million over the comparable 2005 period. Net interest income of $109.9 million for the second quarter of 2006 was $14.4 million (12%) lower than for the same period of 2005. The net interest margin for the second quarter of 2006 was 1.70%, a decrease of 22 basis points from 1.92% for the same period of 2005. The decrease in net interest income and net interest margin was primarily attributable to a $16.0 million (pretax) decrease in floor income. Floor income is a non-GAAP financial measure that is described in more detail in the Company’s 2005 Annual Report and Form 10-K.

The Company’s total operating expense ratio (total operating expenses as a percentage of average managed student loans) for the second quarter of 2006 was 0.50%, six basis points lower than that of 2005. Total operating expenses of $40.4 million for the second quarter of 2006 were little changed from $40.3 million from the same period of 2005.

For the six months ended June 30, 2006 the Company earned $148.0 million ($7.40 basic earnings per share), an increase of $0.9 million (1%) from $147.0 million ($7.35 basic earnings per share) for the same period of 2005. The change is primarily attributable to an increase in gains on securitization and other loan sales, higher fee and other income partially offset by a reduction in year-over-year floor income.

The Company’s provision for loan losses for the second quarter of 2006 was $5.3 million, $0.5 million higher than the provision for the same period of 2005. The increase is mainly the result of the Deficit Reduction Act, which imposes a 1% risk-sharing provision on claims filed after June 30, 2006 by servicers with the Exceptional Performer designation. The Exceptional Performer designation is granted by the Department of Education in recognition of an exceptional level of performance in servicing federally guaranteed student loans. See the Company’s 2005 Annual Report and Form 10-K for further details.

The Company’s second quarter 2006 return on average equity increased to 31.2% from 26.8% in the second quarter of 2005 reflecting higher 2006 net income.

The Company’s Board of Directors declared a regular quarterly dividend on the Company’s common stock of $1.30 per share. The dividend will be paid September 1, 2006 to shareholders of record on August 15, 2006.

The Student Loan Corporation is one of the nation’s leading originators and holders of insured student loans. Citibank, N.A., a subsidiary of Citigroup Inc., is the largest shareholder in the Company with an 80% interest.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400. Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298. Information is also available on the Company’s Web site at http://www.studentloan.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  The Company’s actual results may differ materially from those suggested by the forward-looking statements, which are typically identified by the words or phrases “believe”, “expect”, “anticipate”, “intend”, “estimate”, “target”, “may increase”, “may fluctuate”, “may result in”, “are projected”, “will”, “should”, “would”, “could” and similar expressions.  These forward-looking statements involve risks and uncertainties including, but not limited to, general economic conditions, including the performance of financial markets and interest rates; and the effects of future legislative and regulatory changes, including those affecting the interest rates borrowers pay on certain loans and the magnitude of certain loan subsidies, which will determine the floor income benefit to the Company on Stafford Loans; and the persistence of lower risk-sharing liabilities.

Press Contact:	Mark Rodgers	212-559-1719
Investor Relations:	Bradley Svalberg	203-975-6320

THE STUDENT LOAN CORPORATION
CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except per share amounts)
(Unaudited)

	June 30,	December 31,	June 30,
	2006	2005	2005
ASSETS
Federally insured student loans	$16,023,880	$17,508,605	$18,866,021
Private education loans	5,913,138	4,812,443	4,706,017
Deferred origination and premium costs	740,397	706,736	688,418
Less: allowance for loan losses	(9,936)	(4,990)	(4,665)
Student loans, net	22,667,479	23,022,794	24,255,791
Other loans and lines of credit	94,400	50,085	18,841
Loans held for sale	1,968,631	2,067,937	1,825,673
Cash	23,231	1,152	523
Residual interests in securitized loans	273,137	188,454	95,337
Other assets	832,289	657,275	604,030

Total Assets	$25,859,167	$25,987,697	$26,800,195

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings payable to principal shareholder	$12,500,000	$10,781,100	$11,761,400
Long-term borrowings payable to principal shareholder	11,200,000	13,200,000	13,200,000
Deferred income taxes	304,481	289,843	243,566
Other liabilities	389,065	354,909	352,164

Total Liabilities	24,393,546	24,625,852	25,557,130

Common stock, $.01 par value; authorized 50,000,000
shares; 20,000,000 shares issued and outstanding	200	200	200
Additional paid-in capital	141,300	139,383	139,321
Retained earnings	1,324,121	1,222,262	1,103,544

Total Stockholders' Equity	1,465,621	1,361,845	1,243,065

Total Liabilities and Stockholders' Equity	$25,859,167	$25,987,697	$26,800,195

AVERAGE LOANS	$26,399,311	$26,305,182	$26,349,996
(year-to-date)
AVERAGE MANAGED LOANS	$31,999,386	$29,273,135	$28,277,167
(year-to-date)
MANAGED LOANS AT END OF PERIOD	$32,074,561	$30,573,499	$29,520,482
(year-to-date)

Certain prior period balances have been reclassified to conform to the current period's presentation.

THE STUDENT LOAN CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
REVENUE
Interest income	$ 430,641	$ 322,406	$ 807,558	$ 605,342
Interest expense to principal shareholder	315,453	193,356	585,272	347,397
Net interest income	115,188	129,050	222,286	257,945
Less: provision for loan losses	(5,302)	(4,799)	(11,441)	(5,401)
Net interest income after provision for loan losses	109,886	124,251	210,845	252,544
Gains on loans securitized	69,073	47,787	69,073	47,787
Gains on loan sales	13,448	322	20,199	247
Fee and other income	14,247	(8,930)	19,396	(9,736)
Total revenue	206,654	163,330	319,513	290,842

OPERATING EXPENSES
Salaries and employee benefits	13,447	11,827	26,159	23,240
Other expenses	26,938	28,446	51,788	44,966
Total operating expenses	40,385	40,273	77,947	68,206
Income before income taxes and extraordinary item	166,269	123,057	241,566	222,636
Income taxes	64,459	47,616	93,601	81,059
Income before extraordinary item	101,810	75,441	147,965	141,577
Gain on extinguishment of trust, net of taxes of $3,448 for the three- and six-month periods ended June 30, 2006	-	5,465	-	5,465
NET INCOME	$ 101,810	$ 80,906	$ 147,965	$ 147,042

DIVIDENDS DECLARED	$ 26,000	$ 21,600	$ 47,600	$ 43,200

BASIC AND DILUTED EARNINGS PER COMMON SHARE
(based on 20 million average shares outstanding)
Income before extraordinary item	$ 5.09	$ 3.78	$ 7.40	$ 7.08
Extraordinary item	-	0.27	-	0.27
NET INCOME	$ 5.09	$ 4.05	$ 7.40	$ 7.35

DIVIDENDS DECLARED PER COMMON SHARE	$ 1.30	$ 1.08	$ 2.38	$ 2.16
OPERATING RATIOS
Net interest margin	1.70%	1.92%	1.69%	1.97%
Total operating expenses as a percentage of average managed student loans	0.50%	0.56%	0.49%	0.49%
Return on average equity	31.2%	26.8%	22.4%	24.9%

Certain prior period balances have been reclassified to conform to the current period's presentation.